Exhibit 99.1

For Immediate Release
Investor Contact: Dave Staples	Media Contact: Meredith Gremel
Executive Vice President & COO	Vice President Corporate Affairs and Communications
(616) 878-8793	(616) 878-2830

SpartanNash Announces First Quarter Fiscal Year 2016 Financial Results

Reported First Quarter EPS from Continuing Operations was $0.27 per Diluted Share; Adjusted First Quarter EPS from Continuing Operations Improved 23 Percent to $0.54 per Diluted Share

GRAND RAPIDS, MICHIGAN – May 25, 2016 – SpartanNash Company (the “Company”) (Nasdaq: SPTN) today reported financial results for the 16-week first quarter ended April 23, 2016.

First Quarter Results

Consolidated net sales for the 16-week first quarter were $2.28 billion compared to $2.31 billion in the prior year quarter as increases in the food distribution segment were offset by lower sales in the military and retail segments.

Reported operating earnings were $21.7 million compared to $23.9 million for the prior year quarter primarily due to higher restructuring charges, partially offset by lower expenses resulting from productivity and efficiency initiatives and lower merger and integration expenses.

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA) increased to $68.0 million, or 3.0 percent of net sales, compared to $65.9 million, or 2.8 percent of net sales in the prior year quarter, primarily due to the improved margin, realization of cost reduction initiatives and merger synergies. Adjusted EBITDA is a non-Generally Accepted Accounting Principles (GAAP) financial measure. Please see the financial tables at the end of this press release for a reconciliation of Adjusted EBITDA to operating earnings, and a reconciliation of each non-GAAP financial measure to the most directly comparable measure prepared and presented in accordance with GAAP.

Reported earnings from continuing operations for the first quarter were $10.0 million, or $0.27 per diluted share, compared to $10.4 million, or $0.28 per diluted share, in the prior year quarter. Adjusted earnings from continuing operations for the first quarter increased to $20.4 million, or $0.54 per diluted share, from $16.6 million, or $0.44 per diluted share, in the prior year quarter. Current year adjusted earnings from continuing operations exclude net after-tax charges of $0.27 per diluted share primarily related to restructuring activities associated with the Company’s retail store and warehouse rationalization plan as well as ongoing merger integration activities. Prior year adjusted earnings from continuing operations exclude net after-tax charges of $0.16 per diluted share related to restructuring, asset impairment, and merger integration and acquisition charges, partially offset by gains on sales of assets. Adjusted earnings from continuing operations is a non-GAAP operating financial measure.

“Our performance in the first quarter demonstrated our team's continued progress driving new business and achieving meaningful operational efficiencies and merger synergies,” stated Dennis Eidson, SpartanNash's President and Chief Executive Officer. “We are generally pleased with our adjusted earnings especially considering the challenging operating environment. Despite the challenges, we are encouraged by the continued growth of our independent customer base and the traction of our merchandising and marketing programs. We have a diverse pipeline of sales opportunities and remain committed to best serving our retail, distribution and military customers, as well as establishing new business relationships. Furthermore, we are pleased to have announced earlier this year an increase to our quarterly dividend for the 6th consecutive year.”

Gross profit margin for the first quarter improved to 14.7 percent compared to 14.5 percent in the prior year quarter primarily due to certain favorable rebate programs that will not cycle until the second half of the year and the mix of business operations.

Reported operating expenses for the first quarter were $312.6 million, or 13.7 percent of sales, compared to $312.4 million, or 13.5 percent of sales, in the same quarter last year. First quarter operating expenses would have been $295.7 million, or 13.0 percent of net sales, compared to $302.4 million, or 13.1 percent of net sales in the prior year quarter, if restructuring and merger integration charges were excluded from both periods. The lower adjusted expenses as a rate to sales were due to reduced: depreciation expense associated with fully depreciated assets, utilities due to milder winter weather, and operating costs resulting from productivity and efficiency initiatives.

Food Distribution Segment

Net sales for the food distribution segment increased to $991.1 million from $986.4 million in the prior year quarter, as a result of new business gains.

Reported operating earnings for the food distribution segment increased to $25.9 million from $20.2 million in the prior year quarter. The increase was primarily attributable to merger synergies, lower operating costs resulting from supply chain optimization efforts, lower depreciation expense associated with fully depreciated assets, and increased sales. First quarter adjusted operating earnings increased to $28.8 million from $22.2 million in the prior year quarter. First quarter adjusted operating earnings exclude $2.9 million of net pre-tax charges consisting primarily of restructuring charges related to our warehouse optimization plan and merger integration expenses. Adjusted operating earnings in the prior year quarter exclude $2.0 million of pre-tax merger integration expenses, restructuring charges and a gain on sale of assets. Adjusted operating earnings is a non-GAAP operating financial measure.

Retail Segment

Net sales for the retail segment were $613.1 million in the first quarter compared to $626.9 million for the first quarter last year. The decrease was primarily attributable to a 3.4 percent decrease in comparable store sales, excluding fuel; $14.0 million in lower sales resulting from the closure of retail stores and fuel centers; and $6.2 million due to significantly lower retail fuel prices compared to the prior year; partially offset by contributions from stores acquired in the second quarter of last year. Comparable store sales reflect the challenging economic headwinds in certain regions, a deflationary environment, competitive new store openings, and the impact of unseasonably warm weather in the northern geographies.

Reported operating losses in the retail segment were $7.6 million compared to $2.6 million in the prior year quarter due to higher restructuring charges. Adjusted operating earnings increased to $6.1 million from $5.6 million in the prior year quarter. Current year adjusted operating earnings exclude $13.7 million of pre-tax restructuring and merger integration charges. Adjusted operating earnings in the prior year quarter exclude $8.2 million of pre-tax asset impairment and restructuring charges and acquisition costs. The increase in adjusted operating earnings was primarily due to favorable utilities and health care costs, as well as contributions from the recently acquired stores, partially offset by the lower comparable store sales volumes.

During the first quarter, the Company completed four remodels in Michigan and began remodeling activities on eight stores in Omaha while closing three as part of its rebranding and marketing strategy. SpartanNash ended the quarter with 160 Company-owned retail stores and 29 fuel centers.

Military Segment

Net sales for the Company's military segment were $674.5 million compared to $699.4 million in the prior year quarter. The decrease was primarily due to lower sales at the Defense Commissary Agency (DeCA) operated commissaries and an unusually strong first quarter in the prior year, partially offset by new business gains associated with the distribution of new fresh products.

Reported operating earnings for the military segment were $3.4 million compared to $6.2 million in the prior year quarter. The decrease was primarily due to lower sales volume, a lack of inflationary gains, a change in business mix, and strong first quarter results in fiscal 2015. First quarter adjusted operating earnings were $3.7 million compared to $6.2 million in the prior year quarter.

Balance Sheet and Cash Flow

Cash flow provided by operating activities for the first quarter was $8.6 million, compared to $48.9 million in the prior year quarter. The decrease was primarily due to changes in working capital, particularly around the timing of vendor and income tax payments, and inventory requirements for new business.

During the first quarter of fiscal 2016, the Company repurchased approximately 396,000 shares of its common stock for a total of $9.0 million under its existing repurchase program, which recently expired and was replaced by a similar $50.0 million, five-year program.

As previously announced, the Board of Directors also authorized an increase in the regular quarterly dividend of approximately 11 percent, to $0.15 per share, beginning in the first quarter of 2016.

Long-term debt and capital lease obligations, including current maturities, were $515.2 million at April 23, 2016 compared to $486.8 million at January 2, 2016 as a result of the above noted items. Net long-term debt (including current maturities and capital lease obligations and subtracting cash) for the Company was $486.5 million as of April 23, 2016 compared to $464.1 million at January 2, 2016. The Company's total net long-term debt-to-capital ratio is 0.38-to-1.0 and net long-term debt to Adjusted EBITDA is 2.10-to-1.0 as of April 23, 2016. Net long-term debt is a non-GAAP financial measure.

Outlook

Mr. Eidson continued, "We are cautiously optimistic about the remainder of the year given the deflationary environment and economic pressures in certain regions. We continue to focus on our western retail operations and will fully launch our Family Fare brand in Omaha during the second half of the year. This will include enhancing our merchandising, pricing and promotional strategies, including expanding our organic and private label product offerings and driving greater customer engagement through our loyalty program. We are particularly pleased with the diverse pipeline of sales opportunities in our food distribution and military segments and are also continuing to execute on our supply chain optimization efforts. During the first quarter, we consolidated a warehouse in Indiana and in the second quarter will consolidate our Statesboro, Georgia facility. These efforts will enhance product freshness and selection and improve efficiency across our distribution network.”

Based on the first quarter results and outlook for the remainder of the year, the Company is maintaining its previously issued fiscal 2016 guidance of adjusted earnings per diluted share from continuing operations of approximately $2.07 to $2.18, excluding merger integration costs and other adjusted charges and gains. For purposes of comparison, the Company’s similarly adjusted earnings per diluted share were $1.98 in fiscal 2015. This guidance is based on expectations of sales growth in food distribution; slightly negative comparable retail store sales, reflecting the deflation and competitive sales environment, partially offset by improvements in the second half of fiscal 2016 as a result of capital investments, merchandising initiatives and the cycling of competitive openings. Also, in the Company’s military division, there is an expectation that the cycling of the favorable first quarter sales in fiscal 2015 and new fresh business will lessen the impact of the poor performance at the DeCA operated commissaries. From a profitability perspective, the Company continues to anticipate favorable results versus the prior year through the first half of fiscal 2016 as certain favorable rebate programs and contributions from the acquired stores are cycled by the third quarter. The Company anticipates that fourth quarter adjusted earnings per diluted share from continuing operations will be lower than the prior year due to the significant inflation-related benefit from LIFO realized in the fourth quarter of fiscal 2015 of approximately $0.07 per diluted share.

The Company continues to expect capital expenditures for fiscal year 2016 to be in the range of $72.0 million to $75.0 million, with depreciation and amortization of approximately $76.0 million to $78.0 million and total interest expense of approximately $18.0 to $20.0 million.

Conference Call

A telephone conference call to discuss the Company’s first quarter of fiscal 2016 financial results is scheduled for 9:00 a.m. Eastern Time, Thursday, May 26, 2016. A live webcast of this conference call will be available on the Company’s website, www.spartannash.com/webcasts. Simply click on “For Investors” and follow the links to the live webcast. The webcast will remain available for replay on the Company’s website for approximately ten days.

About SpartanNash

SpartanNash (SPTN) is a Fortune 500 company and the leading distributor serving U.S. military commissaries and exchanges in the world, in terms of revenue. The Company's core businesses include distributing grocery products to military commissaries and exchanges and independent and Company-owned retail stores located in 47 states and the District of Columbia, Europe, Cuba, Puerto Rico, Bahrain and Egypt. SpartanNash currently operates 160 supermarkets, primarily under the banners of Family Fare Supermarkets, Family Fresh Markets, D&W Fresh Markets, and Sun Mart.

Forward-Looking Statements

This press release contains "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. These include statements regarding the expected benefits of the merger and statements preceded by, followed by or that otherwise include the words "outlook," “pipeline,” "optimistic," "committed," "anticipates," "continue," "expects," "look forward," "guidance," "opportunities," “focus,” or "plan" or similar expressions or that an event or trend "will" occur, or is "beginning." Forward-looking statements relating to expectations about future results or events are based upon information available to SpartanNash as of today's date, and are not guarantees of the future performance of the combined company, and actual results may vary materially from the results and expectations discussed. Additional risks and uncertainties include, but are not limited to, the company's ability to compete in the highly competitive grocery distribution, retail grocery, and military distribution industries. Additional information concerning these and other risks is contained in SpartanNash’s most recently filed Annual Report on Form 10-K, recent Current Reports on Form 8-K and other SEC filings. All subsequent written and oral forward-looking statements concerning SpartanNash, the merger, or other matters and attributable to SpartanNash or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above. SpartanNash does not undertake any obligation to publicly update any of these forward-looking statements to reflect events or circumstances that may arise after the date hereof.

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SPARTANNASH COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands, except per share data)

(Unaudited)

	16 Weeks Ended
	April 23,		April 25,
	2016		2015
Net sales	$2,278,770		$2,312,683
Cost of sales	1,944,528		1,976,437
Gross profit	334,242		336,246

Operating expenses
Selling, general and administrative	296,381		302,371
Merger integration and acquisition	897		2,684
Restructuring charges and asset impairment	15,304		7,338
Total operating expenses	312,582		312,393

Operating earnings	21,660		23,853

Other (income) and expenses
Interest expense	5,823		6,750
Other, net	(150)		(28)
Total other expenses, net	5,673		6,722

Earnings before income taxes and discontinued operations	15,987		17,131
Income taxes	6,027		6,684
Earnings from continuing operations	9,960		10,447

Loss from discontinued operations, net of taxes	(109)		(120)
Net earnings	$9,851		$10,327

Basic earnings per share:
Earnings from continuing operations	$0.27		$0.28
Loss from discontinued operations	(0.01)	*	(0.01)	*
Net earnings	$0.26		$0.27

Diluted earnings per share:
Earnings from continuing operations	$0.27		$0.28
Loss from discontinued operations	(0.01)	*	(0.01)	*
Net earnings	$0.26		$0.27

Weighted average shares outstanding:
Basic	37,488		37,689
Diluted	37,544		37,802

*Includes rounding

SPARTANNASH COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	April 23, 2016	April 25, 2015
Assets
Current assets
Cash and cash equivalents	$28,687	$8,475
Accounts and notes receivable, net	304,754	312,521
Inventories, net	533,074	562,979
Prepaid expenses and other current assets	29,517	26,397
Property and equipment held for sale	—	8,947
Total current assets	896,032	919,319

Property and equipment, net	573,397	579,825
Goodwill	322,686	297,280
Other assets, net	128,669	109,451

Total assets	$1,920,784	$1,905,875

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$333,440	$349,893
Accrued payroll and benefits	62,808	58,800
Other accrued expenses	35,446	39,045
Current maturities of long-term debt and capital lease obligations	19,083	19,019
Total current liabilities	450,777	466,757

Long-term liabilities
Deferred income taxes	119,417	117,852
Postretirement benefits	16,493	16,734
Other long-term liabilities	46,501	41,608
Long-term debt and capital lease obligations	496,114	506,317
Total long-term liabilities	678,525	682,511

Commitments and contingencies

Shareholders’ equity
Common stock, voting, no par value; 100,000 shares authorized; 37,514 and 37,761 shares outstanding	518,181	524,741
Preferred stock, no par value, 10,000 shares authorized; no shares outstanding	—	—
Accumulated other comprehensive loss	(11,446)	(11,486)
Retained earnings	284,747	243,352
Total shareholders’ equity	791,482	756,607

Total liabilities and shareholders’ equity	$1,920,784	$1,905,875

SPARTANNASH COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	16 Weeks Ended
	April 23, 2016	April 25, 2015
Cash flows from operating activities
Net cash provided by operating activities	$8,553	$48,941
Net cash used in investing activities	(12,926)	(4,523)
Net cash provided by (used in) financing activities	10,505	(42,291)
Net cash used in discontinued operations	(164)	(95)
Net increase in cash and cash equivalents	5,968	2,032
Cash and cash equivalents at beginning of period	22,719	6,443
Cash and cash equivalents at end of period	$28,687	$8,475

SPARTANNASH COMPANY AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL DATA

Table 1: Sales and Operating Earnings by Segment

(In thousands)

(Unaudited)

	16 Weeks Ended
	April 23, 2016		April 25, 2015
Military Segment:
Net sales	$674,523	29.6%	$699,394	30.2%
Operating earnings	$3,433		$6,158
Food Distribution Segment:
Net sales	$991,137	43.5%	$986,435	42.7%
Operating earnings	$25,856		$20,249
Retail Segment:
Net sales	$613,110	26.9%	$626,854	27.1%
Operating earnings	$(7,629)		$(2,554)
Total:
Net sales	$2,278,770	100.0%	$2,312,683	100.0%
Operating earnings	$21,660		$23,853

Table 2: Reconciliation of Net Earnings to Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization

(Adjusted EBITDA)

(A Non-GAAP Financial Measure)

(In thousands)

(Unaudited)

	16 Weeks Ended
(In thousands)	April 23, 2016	April 25, 2015
Net earnings	$9,851	$10,327
Loss from discontinued operations, net of tax	109	120
Income taxes	6,027	6,684
Other expenses, net	5,673	6,722
Operating earnings	$21,660	$23,853
Adjustments:
LIFO expense	1,412	1,723
Depreciation and amortization	23,369	25,785
Merger integration and acquisition	897	2,684
Restructuring charges and asset impairment	15,304	7,338
Stock-based compensation	5,024	4,753
Other non-cash charges (gains)	371	(247)
Adjusted EBITDA	$68,037	$65,889
Reconciliation of operating earnings to adjusted EBITDA by segment:
Military:
Operating earnings	$3,433	$6,158
Adjustments:
LIFO expense	311	388
Depreciation and amortization	3,475	3,733
Merger integration and acquisition	1	—
Restructuring charges and asset impairment	32	—
Stock-based compensation	781	704
Other non-cash charges	208	97
Adjusted EBITDA	$8,241	$11,080
Food Distribution:
Operating earnings	$25,856	$20,249
Adjustments:
LIFO expense	737	890
Depreciation and amortization	6,470	8,536
Merger integration and acquisition	468	2,187
Restructuring charges (gains) and asset impairment	2,233	(281)
Stock-based compensation	2,312	2,230
Other non-cash charges	176	35
Adjusted EBITDA	$38,252	$33,846
Retail:
Operating loss	$(7,629)	$(2,554)
Adjustments:
LIFO expense	364	445
Depreciation and amortization	13,424	13,516
Merger integration and acquisition	428	497
Restructuring charges and asset impairment	13,039	7,619
Stock-based compensation	1,931	1,819
Other non-cash gains	(13)	(379)
Adjusted EBITDA	$21,544	$20,963

Notes: Adjusted EBITDA is a non-GAAP operating financial measure that the Company defines as operating earnings plus depreciation and amortization, and other non-cash items including deferred (stock) compensation, the LIFO provision, as well as adjustments for items that do not reflect the ongoing operating activities of the Company and costs associated with the closing of operational locations.

The Company believes that adjusted EBITDA provides a meaningful representation of its operating performance for the Company as a whole and for its operating segments. The Company considers adjusted EBITDA as an additional way to measure operating performance on an ongoing basis. Adjusted EBITDA is meant to reflect the ongoing operating performance of all of its distribution and retail operations; consequently, it excludes the impact of items that could be considered “non-operating” or “non-core” in nature, and also excludes the contributions of activities classified as discontinued operations. Because adjusted EBITDA and adjusted EBITDA by segment are performance measures that management uses to allocate resources, assess performance against its peers and evaluate overall performance, the Company believes it provides useful information for investors. In addition, securities analysts, fund managers and other shareholders and stakeholders that communicate with the Company request its operating financial results in adjusted EBITDA format.

Adjusted EBITDA is not a measure of performance under accounting principles generally accepted in the United States of America, and should not be considered as a substitute for net earnings, cash flows from operating activities and other income or cash flow statement data. The Company’s definition of adjusted EBITDA may not be identical to similarly titled measures reported by other companies.

Table 3: Reconciliation of Operating Earnings to Adjusted Operating Earnings

(A Non-GAAP Financial Measure)

(In thousands)

(Unaudited)

(Unaudited)	16 Weeks Ended
(In thousands)	April 23, 2016	April 25, 2015
Operating earnings	$21,660	$23,853
Adjustments:
Merger integration and acquisition	897	2,684
Restructuring charges and asset impairment	15,304	7,338
Severance associated with cost reduction initiatives	679	—
Adjusted operating earnings	$38,540	$33,875
Reconciliation of operating earnings to adjusted operating earnings by segment:
Military:
Operating earnings	$3,433	$6,158
Adjustments:
Merger integration and acquisition	1	—
Restructuring charges and asset impairment	32	—
Severance associated with cost reduction initiatives	222	—
Adjusted operating earnings	$3,688	$6,158
Food Distribution:
Operating earnings	$25,856	$20,249
Adjustments:
Merger integration and acquisition	468	2,187
Restructuring charges (gains) and asset impairment	2,233	(281)
Severance associated with cost reduction initiatives	206	—
Adjusted operating earnings	$28,763	$22,155
Retail:
Operating loss	$(7,629)	$(2,554)
Adjustments:
Merger integration and acquisition	428	497
Restructuring charges and asset impairment	13,039	7,619
Severance associated with cost reduction initiatives	251	—
Adjusted operating earnings	$6,089	$5,562

Notes: Adjusted operating earnings is a non-GAAP operating financial measure that the Company defines as operating earnings plus or minus adjustments for items that do not reflect the ongoing operating activities of the Company and costs associated with the closing of operational locations.

The Company believes that adjusted operating earnings provide a meaningful representation of its operating performance for the Company as a whole and for its operating segments. The Company considers adjusted operating earnings as an additional way to measure operating performance on an ongoing basis. Adjusted operating earnings is meant to reflect the ongoing operating performance of all of its distribution and retail operations; consequently, it excludes the impact of items that could be considered “non-operating” or “non-core” in nature, and also excludes the contributions of activities classified as discontinued operations. Because adjusted operating earnings and adjusted operating earnings by segment are performance measures that management uses to allocate resources, assess performance against its peers and evaluate overall performance, the Company believes it provides useful information for investors. In addition, securities analysts, fund managers and other shareholders and stakeholders that communicate with the Company request its operating financial results in adjusted operating earnings format.

Adjusted operating earnings is not a measure of performance under accounting principles generally accepted in the United States of America, and should not be considered as a substitute for operating earnings, cash flows from operating activities and other income or cash flow statement data. The Company’s definition of adjusted operating earnings may not be identical to similarly titled measures reported by other companies.

Table 4: Reconciliation of Earnings from Continuing Operations to

Adjusted Earnings from Continuing Operations

(A Non-GAAP Financial Measure)

(In thousands, except per share data)

(Unaudited)

	16 Weeks Ended
	April 23, 2016		April 25, 2015
		Earnings from		Earnings from
	Earnings	continuing	Earnings	continuing
	from	operations	from	operations
	continuing	per diluted	continuing	per diluted
(In thousands, except per share data)	operations	share	operations	share
Earnings from continuing operations	$9,960	$0.27	$10,447	$0.28
Adjustments:
Merger integration and acquisition	897		2,684
Restructuring charges and asset impairment	15,304		7,338
Severance associated with cost reduction initiatives	679		—
Total adjustments	16,880		10,022
Income tax effect on adjustments	(6,428)		(3,906)
Total adjustments, net of taxes	10,452	0.27	6,116	0.16
Adjusted earnings from continuing operations	$20,412	$0.54	$16,563	$0.44

* Includes rounding

Notes: Adjusted earnings from continuing operations is a non-GAAP operating financial measure that the Company defines as earnings from continuing operations plus or minus adjustments for items that do not reflect the ongoing operating activities of the Company and costs associated with the closing of operational locations.

The Company believes that adjusted earnings from continuing operations provide a meaningful representation of its operating performance for the Company. The Company considers adjusted earnings from continuing operations as an additional way to measure operating performance on an ongoing basis. Adjusted earnings from continuing operations is meant to reflect the ongoing operating performance of all of its distribution and retail operations; consequently, it excludes the impact of items that could be considered “non-operating” or “non-core” in nature, and also excludes the contributions of activities classified as discontinued operations. Because adjusted earnings from continuing operations is a performance measure that management uses to allocate resources, assess performance against its peers and evaluate overall performance, the Company believes it provides useful information for investors. In addition, securities analysts, fund managers and other shareholders and stakeholders that communicate with the Company request its operating financial results in adjusted earnings from continuing operations format.

Adjusted earnings from continuing operations is not a measure of performance under accounting principles generally accepted in the United States of America, and should not be considered as a substitute for net earnings, cash flows from operating activities and other income or cash flow statement data. The Company’s definition of adjusted earnings from continuing operations may not be identical to similarly titled measures reported by other companies.

Table 5: Reconciliation of Long-Term Debt and Capital Lease Obligations to Total Net Long-Term Debt and Capital

Lease Obligations

(A Non-GAAP Financial Measure)

(In thousands)

(Unaudited)

(Unaudited)
(In thousands)	April 23, 2016	January 2, 2016
Current maturities of long-term debt and capital lease obligations	$19,083	$19,003
Long-term debt and capital lease obligations	496,114	467,793
Total debt	515,197	486,796
Cash and cash equivalents	(28,687)	(22,719)
Total net long-term debt	$486,510	$464,077

Notes: Total net debt is a non-GAAP financial measure that is defined as long term debt and capital lease obligations plus current maturities of long-term debt and capital lease obligations less cash and cash equivalents. The Company believes investors find the information useful because it reflects the amount of long term debt obligations that are not covered by available cash and temporary investments.

Table 6: Reconciliation of Projected Earnings per Diluted Share from Continuing Operations to

Projected Adjusted Earnings per Diluted Share from Continuing Operations

(A Non-GAAP Financial Measure)

(Unaudited)

	52 Weeks Ending December 31, 2016
	Low	High
Earnings from continuing operations	$1.74	$1.85
Adjustments, net of taxes:
Restructuring and asset impairment	0.28	0.28
Merger integration and acquisition	0.05	0.05
Adjusted earnings from continuing operations	$2.07	$2.18